Exhibit 99.1

Press Information

The Dow Chemical Company dow.com

FOR IMMEDIATE RELEASE

Dow Completes Strategic Ownership Restructuring

of Dow Corning Corporation

Becomes 100 percent owner of Dow Corning’s silicones business, at post-synergy transaction multiple of less than 6x EBITDA

•	Highly synergistic transaction unlocks significant value for Dow shareholders – expected to be accretive to operating EPS, cash flow from operations and free cash flow in the first full year after transaction close

•	Dow targets a minimum of $400 million in annual cost and growth synergies from the restructured ownership; anticipates securing more than $1 billion in additional annual EBITDA at full run-rate synergies

•	Strategic realignment provides powerful new set of material science capabilities, enabling Dow to go narrower and deeper into high-growth, high value market sectors such as building and construction, consumer care, transportation, packaging, electronics, and more

MIDLAND, Mich. – June 1, 2016 – The Dow Chemical Company (NYSE: DOW) today announced the successful completion of the transaction to restructure the ownership of Dow Corning. Dow is now 100 percent owner of Dow Corning’s silicones business, which had 2015 revenues of greater than $4.5 billion and is expected to generate more than $1 billion of annual EBITDA for Dow at full run-rate synergies. The transaction represents a post-synergy multiple of less than 6x EBITDA, highlighting the unique value creation to Dow shareholders from acquiring 50 percent of the silicones business while benefiting from 100 percent of the synergies.

“Dow Corning’s world-leading silicone position brings a complementary new chemistry and technology to Dow, with it being a hand-in-glove, strategic fit for our material sciences portfolio and based on the additional $1 billion of EBITDA to Dow’s bottom line at full run rate synergies, which at $400 million is the minimum we expect to achieve, this transaction is highly accretive for our shareholders. As an owner of Dow Corning for more than seven decades, our deep understanding of common and adjacent markets we serve will enable us to go narrower and deeper into high growth businesses where innovation is rewarded with value,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “By linking our two robust innovation engines, we will bring greater value to our shareholders and a wider range of differentiated, high value solutions to our customers.”

A pioneer, and current day leader in silicones, silicon-based technology and innovation, Dow Corning was previously a 73-year 50:50 joint venture between Dow and Corning Incorporated. Dow and Corning will maintain their equal proportional equity interests in Hemlock Semiconductor Group, a polysilicon producer in which Dow Corning was the majority shareholder.

The highly synergistic transaction extends Dow’s participation in its Consumer Solutions and Infrastructure Solutions segments, providing immediate integration into Dow’s monomer and polymer value chains. It also enables Dow to provide complementary technology offerings in attractive industry segments where Dow is already a leader today, such as building and construction, consumer care, transportation, packaging, and electronics. Dow is positioned to capture a minimum of $400 million in annual cost and growth synergies from the restructured ownership.

Business Structure and Governance

Dow Corning will operate as a wholly owned subsidiary of Dow, and will be headquartered with Dow in Midland, Michigan.

As previously announced, Dow Vice Chairman and Chief Financial Officer Howard Ungerleider will serve as chairman of Dow Corning in addition to his current responsibilities. Dow Vice President Mauro Gregorio, who leads the Dow Corning integration team for Dow, will serve as chief executive officer of Dow Corning. Andy Tometich, a 27-year Dow Corning veteran, has been named business president of the silicones business.

“We are excited to welcome the Dow Corning team to the Dow family, and to deliver the tremendous growth potential of the combined company,” said Ungerleider. “Dow Corning is a new element for growth for Dow. Bringing together these two industry-leading companies will drive exciting opportunities for our customers worldwide via more comprehensive product offerings, access to new technologies, and expanded R&D power to help quickly commercialize innovations.”

Next Steps

Dow’s immediate focus is on seamlessly integrating Dow Corning into its existing operations and quickly capturing full growth and cost synergies. Already, leadership from both companies have worked together to define the organizational design for rapid post-close implementation. Dow expects the transaction to be accretive to operating earnings per share (EPS), cash flow from operations and free cash flow in the first full year after transaction close.

“Dow Corning’s silicones technology platform is a natural fit within Dow. Together we share 73 years as joint venture partners,” said Gregorio. “And we also share a promising future of bringing new technologies and innovation to customers worldwide.”

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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For further information contact:

Rachelle Schikorra

ryschikorra@dow.com

+1 (989) 638-4090

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.